                                EARNINGS RELEASE

                                   EXHIBIT 99

[WILMINGTON TRUST LOGO] WILMINGTON TRUST            Wilmington Trust Corporation
                                                    Rodney Square North
News Release                                        1100 North, Market Street
                                                    Wilmington, DE 19890-0001
FOR IMMEDIATE RELEASE

WILMINGTON TRUST PROFITS RISE 13%

DIVIDEND RAISED FOR 25TH CONSECUTIVE YEAR

Wilmington, Del., April 21, 2006 -Wilmington Trust Corporation (NYSE: WL) reported that net income for the first quarter of 2006 was $44.1 million. This was 13% higher than for the year-ago first quarter.

Earnings per share (on a diluted basis) for the 2006 first quarter were $0.64. This was 12% higher than for the year-ago first quarter.

"Growth in each of our businesses, a 10% increase in loan balances, a favorable market interest rate environment, and the high quality of our loan portfolio produced strong first quarter results," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "These results illustrate the continuing return we are seeing from the investments we have made over the past several years to hire the best people, add the capabilities our clients need most, and enter markets that have the greatest potential for growth."

For the 2006 first quarter:

- Loan balances were $7.45 billion, on average, a 10% increase from the year-ago first quarter.

-    Net charge-offs and the net charge-off ratio declined.

- More than 97% of loans outstanding continued to receive pass ratings in the internal risk rating analysis.

-    Net interest income was 13% higher than for the year-ago first quarter.

-    The net interest margin rose to 3.77%.

- Trust and investment advisory revenue in the Wealth Advisory business was 15% higher than for the year-ago first quarter.

- Corporate Client Services revenue was 13% higher than for the year-ago first quarter.

- Managed assets at value-style affiliate money manager Cramer Rosenthal McGlynn continued to reach new highs.

-    Expense growth was managed.

On an annualized basis, first quarter 2006 results produced a return on average assets of 1.76% and a return on average equity of 17.42%. The corresponding returns for the first quarter of 2005 were 1.68% and 17.32%, respectively.

Beginning with the first quarter of 2006, the company adopted the retrospective method of accounting for the cost of stock-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised). All affected prior-period amounts were restated accordingly, including incentive and bonus expense (which includes stock-based compensation expense), total noninterest expense, taxes, net income, net income per share, total assets, stockholders' equity, the returns on average assets and average equity, period-end primary capital, risk-based capital, and book value per share. The restated amounts for the full years 1995 through 2005 are available at wilmingtontrust.com, by e-mail request to IR@wilmingtontrust.com, or by telephone request to (302) 651-8107.

CASH DIVIDEND RAISED FOR 25TH CONSECUTIVE YEAR

In consideration of the continued growth in net income and stockholders' equity, the Board of Directors raised the quarterly cash dividend 5%, from $0.30 per share to $0.315 per share. On an annualized basis, this increased the dividend from $1.20 per share to $1.26 per share. The quarterly dividend will be paid on May 15, 2006, to stockholders of record as of May 1, 2006.

Today's declaration marks the 25th consecutive year that Wilmington Trust has raised its cash dividend. According to Mergent, Inc.'s Dividend Achievers, only 112 of the 10,000 companies trading on North American exchanges have raised their dividends for 25 or more consecutive years.

BALANCE SHEET EXPANSION REFLECTS LOAN GROWTH

Balance sheet assets for the 2006 first quarter were $10.17 billion, on average. This was 7% higher than for the year-ago first quarter, and slightly higher than for the fourth quarter of 2005.

Earning assets for the 2006 first quarter were $9.34 billion, on average. This was 8% higher than for the year-ago first quarter, and slightly more than for the 2005 fourth quarter.

Loans continued to comprise approximately 73% of total balance sheet assets and approximately 80% of earning assets.

Balances, on average, of the investment securities portfolio were $1.88 billion for the 2006 first quarter. This was slightly higher than for the year-ago first quarter, and slightly lower than for the 2005 fourth quarter. On a percentage basis, the composition of investments in the portfolio remained relatively unchanged.

INVESTMENT SECURITIES PORTFOLIO   3/31/06   12/31/05   3/31/05
-------------------------------   -------   --------   -------
Average life (in years)             6.27      6.14       6.42
Duration                            2.71      2.63       3.07

Beginning with the first quarter of 2006, balances of U.S. Treasury securities and those of government agencies were recorded separately on the balance sheet. Prior period amounts were adjusted to reflect this change. This change had no effect on period-end or average balance amounts.

REGIONAL BANKING BENEFITS FROM HEALTHY ECONOMY, LOAN GROWTH

Economic indicators remained positive throughout the Delaware Valley region. According to the Federal Reserve Bank of Philadelphia, economic activity indices for the region rose over the past 12 months, and moderate to strong economic growth was projected through the third quarter of 2006. According to the Federal Deposit Insurance Corporation, Delaware's rate of job growth in the fourth quarter of 2005 (the most recent data available) was among the highest in the United States. Delaware's unemployment rate remained below the national unemployment rate.

The Regional Banking business benefited from the favorable economic conditions, as loan balances and net interest income increased, net charge-offs decreased, and other measures of credit quality remained positive.

Net interest income was 13% higher than for the year-ago first quarter. On a linked-quarter basis, net interest income fell slightly because there were two fewer days in the 2006 first quarter than in the 2005 fourth quarter. Approximately 93% of the 2006 first quarter net interest income was generated by the Regional Banking business.

Loan balances rose for the 20th consecutive quarter and were $7.45 billion, on average, for the 2006 first quarter. This was 10%, or nearly $676 million, higher than for the year-ago first quarter, and more than $100 million higher than for the fourth quarter of 2005.

Loans from the Pennsylvania market were $1.63 billion, on average, for the 2006 first quarter. In comparison, average balances for the Pennsylvania market were $1.44 billion for the year-ago first quarter, and $1.61 billion for the 2005 fourth quarter. The Pennsylvania market continued to account for approximately 22% of the company's total loan balances.

The company focuses its commercial banking activities on middle-market businesses (family-owned or closely held businesses with annual sales of up to $250 million) throughout the Delaware Valley region. The company's consumer banking and deposit-gathering activities occur mainly in the state of Delaware.

COMMERCIAL LOAN GROWTH REFLECTS REGIONAL POPULATION GROWTH

Commercial loan balances for the 2006 first quarter exceeded $5 billion on a period-end basis, a new high, and were just shy of that amount on average. Commercial loans, on average, were 11%, or more than $493 million, higher than for the year-ago first quarter, and 3% higher than for the 2005 fourth quarter.

The vast majority of the year-over-year growth in commercial loans and all of the linked-quarter growth occurred in the commercial real estate/construction
(CRE) portfolio. CRE loans for the 2006 first quarter were $1.32 billion, on average. This was 61% higher than for the year-ago first quarter, and 14% higher than for the 2005 fourth quarter.

Approximately 43% of the CRE loans booked during the 2006 first quarter were for projects in Delaware. Almost all of these loans were for single-family residential development projects in the fast-growing parts of the state south of the Chesapeake and Delaware Canal. According to the U.S. Census Bureau, Delaware was the ninth fastest-growing state in the United States for the 12 months ended July 1, 2005 (the most recent data available) and the seventh most popular for attracting permanent residents aged 65 and older.

The southeastern Pennsylvania market accounted for approximately 42% of CRE loans booked during the 2006 first quarter. These loans were mainly for land acquisition, single-family residential development, and other types of residential projects in Chester, Montgomery, Philadelphia, and Lehigh Counties. CRE loans booked during the 2006 first quarter also included retail projects in Ocean City, Maryland, and Cape May, New Jersey.

During a routine review of the commercial loan portfolio that occurred in the first quarter of 2006, some loans were reclassified. The reclassifications affected all three categories of commercial loans, but did not affect total commercial loan balances. Period-end and average commercial loan balances were adjusted to reflect the reclassifications.

RETAIL LOAN GROWTH REFLECTS DELAWARE MARKET LEADERSHIP

Retail loans (residential mortgage loans, consumer loans, and loans secured with liquid collateral) were $2.45 billion, on average, for the 2006 first quarter. This was 8% higher than for the year-ago first quarter. On a linked-quarter basis, retail loan balances fell slightly because demand declined for loans secured with liquid collateral, which are associated primarily with Wealth Advisory clients throughout the United States.

Almost all of the growth in retail loans occurred in the consumer portfolio. Consumer loan balances for the 2006 first quarter were $1.42 billion, on average. This was 15% more than for the year-ago first quarter, and $11 million more than for the 2005 fourth quarter. For the first quarter of 2006, approximately 82% of consumer loans balances, on average, were associated with clients in Delaware, and approximately 7% came from the Pennsylvania market.

CONSUMER LOANS (in millions, on average)    2006 Q1    2005 Q4    2005 Q1
----------------------------------------   --------   --------   --------
Home equity                                $  325.1   $  328.2   $  309.9
Indirect auto                              $  646.8   $  754.0   $  570.5
Credit card                                $   73.3   $   73.9   $   70.8
Other consumer                             $  378.7   $  256.4   $  283.4
                                           --------   --------   --------
Total consumer loans                       $1,423.9   $1,412.5   $1,234.6
                                           ========   ========   ========

All categories of consumer loan balances rose on a year-over-year basis, with growth especially high in indirect auto loans (consumer loans made through auto dealers) and in other consumer loans. The company's expansion into northeastern Maryland and the extent of its relationships with auto dealers in Delaware were factors in the year-over-year increase in indirect auto loans. The year-over-year increase in other consumer loans reflected the company's leadership of the Delaware consumer banking market and promotional campaign results.

The increase in consumer loan balances on a linked-quarter basis came from a variety of installment and other consumer loans. The linked-quarter decline in indirect auto loans reflected the seasonality of automobile sales, which typically are slower during winter months. Home equity loan balances declined on a linked-quarter basis because higher volumes of fixed rate loans were offset by lower client demand for adjustable rate loans in the rising interest rate environment.

Residential mortgage balances, on average, for the 2006 first quarter were 8% higher than for the year-ago first quarter, while residential mortgage originations rose 47%. The increase in originations reflected the company's leadership position in Delaware's residential mortgage market. Balances did not rise at a corresponding rate because the company did not retain all of the residential mortgages originated during the quarter. The company sells most newly originated fixed rate residential mortgage loans into the secondary market as a way to help manage interest rate risk.

RESIDENTIAL MORTGAGES (in millions)   2006 Q1   2005 Q4   2005 Q1
-----------------------------------   -------   -------   -------
Balances (on average)                  $463.3    $450.8    $427.5
Originations (dollar amount)           $ 46.8    $ 64.1    $ 31.9
Number of originations                    201       305       182

First quarter 2006 residential mortgage balances rose on a linked-quarter basis because adjustable rate originations increased and the rising market interest rate environment caused the pace of prepayments to slow somewhat. Changes in origination amounts on a trailing quarter basis reflected the slowness that typically occurs during winter months and somewhat lower demand due to rising market interest rates.

During the 2006 first quarter, the company opened two new branch offices in fast-growing parts of Delaware: one in Middletown (the company's second branch office there) and one in Millville.

CREDIT QUALITY REMAINS STABLE

Credit quality trends in the 2006 first quarter remained positive:

- The net charge-off ratio was 2 basis points. In comparison, the net charge-off ratio for the 2005 fourth quarter was 5 basis points. For the year-ago first quarter, it was 4 basis points.

- Net charge-offs were $1.8 million. In comparison, net charge-offs were $4.0 million for the 2005 fourth quarter and $2.4 million for the year-ago first quarter.

- Nonaccruing loans declined 10% year-over-year and on a linked-quarter basis, due mainly to paydowns.

- More than 97% of loans outstanding continued to receive pass ratings in the internal risk rating analysis.

The amount of past-due loans was higher at March 31, 2006, than at the ends of the 2005 first and fourth quarters, mainly because of a fully collateralized Wealth Advisory client loan that was transferred to past-due status in the 2006 first quarter.

On a year-over-year basis, the provision for loan losses rose $0.9 million to $4.0 million, reflecting the 10% year-over-year growth in loan balances. Although this amount was higher than for the 2005 fourth quarter, it was more in line with the level of the provision in prior periods. The 2005 fourth quarter provision was unusually low due to a $2.5 million loan recovery that was recorded in October 2005.

The period-end reserve for loan losses was slightly higher for the 2006 first quarter than for prior periods. The loan loss reserve ratio for the 2006 first quarter was 1.24%, unchanged from the 2005 fourth quarter and 8 basis points lower than for the year-ago first quarter.

CORE DEPOSITS MAINLY REFLECT ACTIVITY IN DELAWARE

Core deposits for the 2006 first quarter were $4.84 billion, on average. Approximately 94% of first quarter 2006 core deposit balances, on average, came from clients in Delaware, which is where the company focuses its retail banking activities.

Certificate of deposit (CD) balances rose year-over-year and on a linked-quarter basis, while other categories of deposits remained level or declined. Seasonal decreases in deposits from commercial clients accounted for some of these declines.

Approximately $150 million of the decline in noninterest-bearing demand deposit balances resulted from account sweeps that began in December 2006. These sweeps shifted portions of commercial noninterest-bearing demand deposits into money market deposits. This lowered the company's Federal Reserve-mandated deposit reserve requirements, which in turn reduced borrowing costs and uninvested cash balances.

The category of deposits recorded as local CDs of $100,000 or more (local CDs) is included in core deposits because these deposits are client deposits, not brokered deposits. The majority of these CD balances are associated with clients in the Delaware Valley region, including commercial banking clients and municipalities, which frequently use these CDs to generate returns on their excess cash.

LOCAL CDS >= $100,000 BY CLIENT CATEGORY   3/31/06   12/31/05   3/31/05
----------------------------------------   -------   --------   -------
Consumer banking clients                     70%        65%       60%
Commercial banking clients                   14%        21%       20%
Wealth Advisory Services clients             16%        14%       18%
Corporate Client Services clients            --         --         2%

Deposits recorded as national CDs of $100,000 or more are brokered deposits and are not considered core deposits. Since the company gathers core deposits mainly in Delaware, but makes loans throughout the Delaware Valley region, the company uses these CDs to augment core deposits and support loan growth in an efficient and cost-effective manner.

INTEREST RATE ENVIRONMENT AND DEPOSIT PRICING DRIVE MARGIN EXPANSION

The net interest margin continued to improve. Factors in the improvement included the short-term interest rate environment, the company's slight asset sensitivity, modest deposit pricing pressure, and the closely matched repricing characteristics of floating rate loans and purchased funding.

NET INTEREST MARGIN   2006 Q1   2005 Q4   2005 Q1
-------------------   -------   -------   -------
Net interest margin    3.77%     3.74%     3.64%

Short-term market interest rates, as set by the Federal Open Market Committee, were 200 basis points higher at the end of March 2006 than at the end of March 2005. They were 50 basis points higher than at the end of December 2005. In this environment, the company's loan yields rose at a faster pace than its deposit rates.

YIELD/RATE CHANGES (basis points)   3/31/06 VS. 12/31/05   3/31/06 VS. 3/31/05
---------------------------------   --------------------   -------------------
Commercial loans                           47 bps                178 bps
Total loans                                41 bps                151 bps
Total earning assets                       36 bps                130 bps

Core interest-bearing deposits             17 bps                 65 bps
Total interest-bearing deposits            31 bps                126 bps
Funds to support earning assets            33 bps                117 bps

As of March 31, 2006, the repricing characteristics of the purchased funding closely matched those of the loan portfolio:

- Approximately 77% of total loans were floating rate loans, most of which reprice within 30 to 45 days of a rate increase.

-    Approximately 81% of total floating rate loans were commercial loans.

- The pricing on approximately 58% of commercial floating rate loans was tied to a prime lending rate of 7.75%.

- The pricing on approximately 34% of commercial floating-rate loans was tied to the 1-month London Interbank Offered Rate (Libor) of 4.83%.

-    Approximately 77% of brokered CDs had maturities of 90 days or less.

- Approximately 87% of interest-bearing short-term borrowings (federal funds purchased and securities sold under agreements to repurchase) had maturities of 90 days or less.

BUSINESS DEVELOPMENT DRIVES WEALTH ADVISORY RESULTS

Wealth Advisory Services (WAS) revenue for the 2006 first quarter totaled $46.3 million. This was 6% higher than for the year-ago first quarter and 8% higher than for the fourth quarter of 2005. Business development with existing as well as new clients accounted for most of the growth, and continued to reflect momentum in geographic markets in which the company has expanded in recent years.

Sales of Wealth Advisory services for the 2006 first quarter were 18% higher year-over-year and 8% higher on a linked-quarter basis. The sales growth reflected client demand for a broad array of services, including planning as well as asset management. Business development was especially strong in Pennsylvania, Florida, and Delaware, which included business from clients in other states who seek Delaware's trust advantages.

Trust and investment advisory activities accounted for almost all of the year-over-year and linked-quarter increases in total Wealth Advisory revenue. This growth reflected client demand for the company's asset allocation services and its use of third-party advisors to achieve objective investment management.

WAS trust and investment advisory revenue for the 2006 first quarter was $34.3 million. This was 15% higher than for the year-ago first quarter, and 10% higher than for the 2005 fourth quarter. Business development was more of a factor in these increases than market appreciation, as trust and investment advisory revenue growth outpaced financial market increases during the corresponding spans of time.

Revenue from WAS planning and other services (including family office services) for the 2006 first quarter was $7.3 million. This was 3% more than for the 2005 fourth quarter, but 20% lower than for the year-ago first quarter, when several very large fees associated with highly complex financial plans were recorded. WAS planning and other services are priced according to complexity. Because income from planning and other services reflects client demand at any given point in time, it is not unusual for this income to fluctuate up or down from period to period.

Revenue from WAS mutual fund services for the 2006 first quarter was $4.7 million. This was a 4% increase on both a year-over-year and linked-quarter basis. Most of the WAS mutual fund fees are tied to money market mutual funds and do not reflect equity market movements.

Beginning with the first quarter of 2006, the portion of WAS mutual fund revenue associated with funds invested in equities was reclassified as WAS trust and investment advisory revenue. This change was made in order to combine into one category the WAS revenue that is derived from core investment strategies and tied to financial market valuations. Prior period amounts were adjusted to reflect this change. Total amounts of WAS revenue were not affected.

CORPORATE CLIENT SERVICES REVENUE RISES 13%

First quarter 2006 revenue from the Corporate Client Services (CCS) business was $20.4 million. This was 13% higher than for the year-ago first quarter. All components of the CCS business recorded higher revenue on a year-over-year basis. On a linked-quarter basis, CCS revenue declined from the 2005 fourth quarter due to seasonal shifts in the capital markets sector and lower revenue from investment and cash management services.

The capital markets component recorded the largest year-over-year increase and continued to account for approximately 40% of total CCS revenue. Capital markets revenue for the 2006 first quarter was $8.7 million, up 19% from the year-ago first quarter. Sales volumes year-over-year were 46% higher. Demand was especially strong from insurance industry clients, for trust and administrative services that support collateral mortgage-backed securities, for auction agent services, and for escrow services.

In recent years, seasonality has become less of a factor in the capital markets sector, but capital markets revenue still tends to trend higher as the year progresses, with first quarter revenue typically being the lowest and fourth quarter revenue typically being the highest in any given year. The linked-quarter decline in capital markets revenue between the 2005 fourth quarter and the

2006 first quarter was in line with the fourth-to-first quarter declines recorded for the first quarters of 2005 and 2004.

In the entity management component of CCS, revenue for the 2006 first quarter was $6.5 million. This was 10% higher than for the year-ago first quarter, and 7% higher on a linked-quarter basis. The market for asset securitizations in Europe continued to gain momentum, and demand for services in European jurisdictions, especially Ireland, accounted for most of the revenue increases. Sales of services in U.S. and Caribbean jurisdictions also contributed to the year-over-year increase. Approximately $0.3 million of 2006 first quarter entity management revenue was a one-time fee associated with a large transaction.

Revenue from the retirement services component of CCS was slightly higher year-over-year, but slightly lower on a linked-quarter basis. Sales of services that support defined contribution plans increased, but demand for services that support executive compensation plans decreased. Approximately 50% of retirement services revenue is based on the value of retirement plan assets the company holds in custody.

Beginning with the first quarter of 2006, portions of CCS capital markets and retirement services revenue were reclassified into a new category of revenue: investment and cash management services. This change allows revenue from money management services to be reported separately from trust and administrative revenue, which typically is based on service complexity, not asset value. Prior period amounts were adjusted to reflect this change. Total amounts of CCS revenue were not affected.

Clients with both taxable and tax-exempt entities used investment and cash management services. Of the $2.1 million investment and cash management revenue reported for the 2006 first quarter, approximately 73% was based on money market mutual fund values. The remainder was based on the valuations of domestic fixed income instruments, most of which held asset-backed, U.S. Treasury, corporate, and other types of investment grade securities.

MANAGED ASSETS AT AFFILIATE MANAGERS CONTINUE TO RISE

Managed assets rose from their year-ago and prior quarter levels at both of the company's affiliate money managers, Cramer Rosenthal McGlynn (CRM) and Roxbury Capital Management (RCM).

AFFILIATE MANAGER RESULTS (dollars in millions)    2006 Q1    2005 Q4    2005 Q1
-----------------------------------------------    -------    -------    -------
Revenue from Cramer Rosenthal McGlynn             $    4.0   $    4.3   $    4.3
Managed assets at Cramer Rosenthal McGlynn        $9,733.9   $8,899.0   $7,233.4

Revenue from Roxbury Capital Management           $    0.9   $    0.6   $    0.3
Managed assets at Roxbury Capital Management      $3,515.7   $3,287.3   $2,828.4

At value-style manager CRM, assets under management at March 31, 2006, were $2.5 billion higher than at March 31, 2005, and $835 million more than at the end of 2005. Market appreciation and asset inflows into CRM's small- and mid-cap products were the main reasons for the increase in managed assets.

Revenue from CRM for the first quarter of 2005 included a gain of approximately $1.4 million on the sale of an equity investment. Absent this gain, revenue from CRM was 38% higher on a year-over-year basis. Revenue from CRM declined on a linked-quarter basis because hedge fund performance fees were lower.

Growth-style manager RCM continued to attract new assets into its small- and mid-cap products. At March 31, 2006, RCM's managed assets were 24% higher than at March 31, 2005, and 7% higher than at the end of 2005. This growth led to the year-over-year and linked-quarter increases in revenue from RCM.

SERVICE CHARGE INCOME REFLECTS EARNINGS CREDITS

Income from service charges reflected the higher levels of earnings credits on commercial deposit accounts that occur in a rising market interest rate environment. Commercial banking clients may earn credits in lieu of paying fees on their deposit accounts.

SALARIES AND BENEFITS DRIVE EXPENSE GROWTH

Noninterest expenses for the 2006 first quarter were $97.5 million. This was 8% higher than for the year-ago first quarter and 3% higher than for the 2005 fourth quarter. Staffing-related expenses (salaries, incentives, and benefits) represented approximately 62% of 2006 first quarter expenses, and accounted for nearly all of the increases in total noninterest expenses.

NONINTEREST EXPENSES (dollars in millions)   2006 Q1   2005 Q4   2005 Q1
------------------------------------------   -------   -------   -------
Full-time equivalent staff members             2,475     2,469     2,443
Staffing-related expenses                     $ 60.7    $ 56.7    $ 55.2
Total noninterest expense                     $ 97.5    $ 94.5    $ 90.3

On a year-over-year basis, most of the increase in staffing expense was in salaries and wages. There were 32 more full-time equivalent staff members at March 31, 2006, than at March 31, 2005, as all three businesses added client services staff during that 12-month period.

On a linked-quarter basis, most of the increase in staffing expense was in employment benefits. This reflected the seasonal effects of payroll taxes and 401(k) plan matches. These expenses are typically highest in the first quarter and lowest in the fourth quarter of each year, since the maximum amounts of payroll taxes and 401(k) plan matches generally are reached in the second half of each year.

The large linked-quarter increase in incentive and bonus expense reflected higher sales levels in each of the three businesses. Incentive and bonus expense also reflected the stock-based compensation expense recorded in the adoption (using the retrospective method) of SFAS. No. 123 (revised).

INCENTIVES AND BONUSES
(in millions)                  2006 Q1   2005 Q4   2005 Q3   2005 Q2   2005 Q1
-------------                  -------   -------   -------   -------   -------
Stock option expense            $ 2.0      $1.8      $1.7     $ 2.1      $1.0
Total incentives and bonuses    $10.3      $8.8      $9.3     $10.1      $9.8

Increases in occupancy-related expenses (net occupancy and furniture, equipment, and supplies) reflected expansion activities primarily in Regional Banking and Corporate Client Services. Between March 31, 2005 and 2006, Regional Banking added three new branch offices in Delaware and expanded offices in Pennsylvania and Maryland. During that same 12-month span, the Corporate Client Services business opened captive insurance management offices in South Carolina and Vermont.

Increases in subadvisor expense reflected higher demand for investment advisory services. Increases in originating and processing fees were due to higher loan origination, filing, and check processing costs. Most other categories of expenses declined.

SHARE REPURCHASES MINIMAL FOLLOWING EXPANSION INVESTMENTS

Share repurchase activity remained modest, as the company opted to retain capital. During the 2006 first quarter, the company bought back 154,924 of its shares at an average per-share price of $43.48 and a total cost of $6.7 million. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 843,169, leaving 7,156,831 shares available for repurchase.

OUTLOOK

Commenting on the outlook for 2006, Cecala said:

- "Our business momentum continues to be strong, and we remain focused on helping our clients, strengthening our competitive distinctions, and growing our business.

- "The Delaware Valley economy is stable and well diversified, and economic indicators for the region remain positive. This will benefit our Regional Banking business.

- "Our Regional Banking business also will benefit from the commercial banking expansion we are undertaking in Pennsylvania, New Jersey, and Maryland. In Pennsylvania, we are expanding north of the Philadelphia area into the Lehigh Valley. In New Jersey, we are doing more in the Princeton area, and in Maryland, we continue to capture more business in the Baltimore area.

- "We also are expanding our consumer banking activities in our home state of Delaware. In addition to the two new branches we opened during the first quarter, we just replaced our office in Rehoboth Beach with a brand new branch, and we expect to open at least one more additional branch in Delaware in 2006.

-    "First quarter deposits were down seasonally, but this is not unusual.

- "Our credit quality continues to be very good. Net charge-offs remain at historically low levels, and more than 97% of our loans outstanding have pass ratings. Last year, especially in the fourth quarter, the absolute level of problem loans was extraordinarily low, and loan recoveries masked the effect of loan growth on the provision. As we said in January of this year, given our pace of loan growth, we would expect the provision for 2006 to be more in line with historic levels.

- "In the current market interest rate environment, we remain slightly asset sensitive, and loans continue to reprice faster than deposits. Further changes in short-term interest rates would be reflected in our net interest margin.

- "We continue to see positive momentum in the Wealth Advisory and Corporate Client businesses as a result of the investments we have made in recent years to add people and enter new markets. In addition, favorable financial market performance will benefit the portions of our advisory business revenue that is based on market valuations.

- "We expect growth in total noninterest expenses for 2006 to be in the 6% to 7% range, which is on a par with the expense growth we saw in 2005.

- "Because our revenue is growing, and because we are generating more revenue in jurisdictions with higher taxes, we expect our effective tax rate to be approximately 36% for the 2006 full year."

CONFERENCE CALL TODAY

Management will discuss the 2006 first quarter results and outlook in a conference call today at 10:00 a.m. (EDT). To access the call, dial (800) 475-2151 and enter PIN 7246709. International callers should dial 973-935-8505 and use PIN 7246709. Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

A rebroadcast of the call will be available from 12:30 p.m. today until 5:00 p.m. on Friday, April 28, by calling 877-519-4471 and entering PIN 7246709. From outside the United States, dial 973-341-3080 and enter PIN 7246709.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in 85 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, and Dublin. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS

Investors and analysts:

Ellen J. Roberts
Investor Relations
302-651-8069
eroberts@wilmingtontrust.com

News media:

Bill Benintende
Public Relations
302-651-8268
wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                                   HIGHLIGHTS

                                                     Three Months Ended
                                                ----------------------------
                                                Mar. 31,   Mar. 31,      %
                                                  2006       2005     Change
----------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $   87.3   $   77.6    12.5
Provision for loan losses                           (4.0)      (3.1)   29.0
Noninterest income                                  82.7       77.4     6.8
Noninterest expense                                 97.5       90.3     8.0
Net income                                          44.1       39.2    12.5

PER SHARE DATA
Basic net income                                $   0.65   $   0.58    12.1
Diluted net income                                  0.64       0.57    12.3
Dividends paid                                      0.30      0.285     5.3
Book value at period end                           15.30      13.56    12.8
Closing price at period end                        43.35      35.10    23.5
Market range:
   High                                            44.80      36.26    23.6
   Low                                             38.54      33.40    15.4

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                             68,070     67,480     0.9
Diluted                                           69,434     68,327     1.6

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $1,878.9   $1,840.7     2.1
Loans                                            7,445.3    6,769.5    10.0
Earning assets                                   9,341.7    8,630.4     8.2
Core deposits                                    4,838.2    4,831.2     0.1
Stockholders' equity                             1,026.4      917.8    11.8

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity             17.42%     17.32%    0.6
Return on average assets                            1.76%      1.68%    4.8
Net interest margin (taxable equivalent)            3.77%      3.64%    3.6
Dividend payout ratio                              46.26%     49.23%   (6.0)
Full-time equivalent headcount                     2,475      2,443     1.3

Prior period numbers have been restated throughout this report for the retrospective adoption of stock-based compensation accounting.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                           QUARTERLY INCOME STATEMENT

                                                                               Three Months Ended
                                                    ------------------------------------------------------------------------
                                                                                                             % Change From:
                                                                                                            ----------------
                                                    Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,    Prior     Prior
(in millions)                                         2006       2005        2005       2005       2005     Quarter    Year
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                   $152.8     $146.2     $134.9      $122.6     $112.9       4.5      35.3
   Interest expense                                    65.5       58.7       51.2        42.5       35.3      11.6      85.6
--------------------------------------------------------------------------------------------------------
      Net interest income                              87.3       87.5       83.7        80.1       77.6      (0.2)     12.5
   Provision for loan losses                           (4.0)      (2.0)      (2.9)       (3.8)      (3.1)    100.0      29.0
--------------------------------------------------------------------------------------------------------
      Net interest income after provision for
         loan losses                                   83.3       85.5       80.8        76.3       74.5      (2.6)     11.8
                                                     ---------------------------------------------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees            34.3       31.1       32.7        30.3       29.9      10.3      14.7
         Mutual fund fees                               4.7        4.5        4.4         4.3        4.5       4.4       4.4
         Planning and other services                    7.3        7.1        6.4         7.8        9.1       2.8     (19.8)
--------------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services             46.3       42.7       43.5        42.4       43.5       8.4       6.4
                                                     ---------------------------------------------------
      Corporate Client Services
         Capital markets services                       8.7        8.9        8.3         8.1        7.3      (2.2)     19.2
         Entity management services                     6.5        6.1        5.7         5.9        5.9       6.6      10.2
         Retirement services                            3.1        3.3        3.2         2.9        3.0      (6.1)      3.3
         Investment/cash management services            2.1        2.3        1.9         1.8        1.8      (8.7)     16.7
--------------------------------------------------------------------------------------------------------
            Total Corporate Client Services            20.4       20.6       19.1        18.7       18.0      (1.0)     13.3
                                                     ---------------------------------------------------
      Cramer Rosenthal McGlynn                          4.0        4.3        3.4         4.0        4.3      (7.0)     (7.0)
      Roxbury Capital Management                        0.9        0.6        0.3         0.2        0.3      50.0     200.0
--------------------------------------------------------------------------------------------------------
         Advisory fees                                 71.6       68.2       66.3        65.3       66.1       5.0       8.3
      Amortization of affiliate other intangibles      (1.0)      (1.0)      (1.0)       (1.0)      (1.0)       --        --
--------------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles             70.6       67.2       65.3        64.3       65.1       5.1       8.4
                                                     ---------------------------------------------------
   Service charges on deposit accounts                  6.9        7.3        7.4         6.7        6.7      (5.5)      3.0
   Other noninterest income                             5.2        5.3        7.0         5.4        4.8      (1.9)      8.3
   Securities gains/(losses)                             --         --         --          --        0.8        --    (100.0)
--------------------------------------------------------------------------------------------------------
         Total noninterest income                      82.7       79.8       79.7        76.4       77.4       3.6       6.8
                                                     ---------------------------------------------------
         Net interest and noninterest income          166.0      165.3      160.5       152.7      151.9       0.4       9.3
                                                     ---------------------------------------------------
NONINTEREST EXPENSE
   Salaries and wages                                  36.9       36.4       35.4        35.0       32.9       1.4      12.2
   Incentives and bonuses                              10.3        8.8        9.3        10.1        9.8      17.0       5.1
   Employment benefits                                 13.5       11.5       11.6        11.7       12.5      17.4       8.0
   Net occupancy                                        5.9        6.1        5.5         5.1        5.7      (3.3)      3.5
   Furniture, equipment, and supplies                   9.0        8.4        8.7         9.0        8.4       7.1       7.1
   Other noninterest expense:
      Advertising and contributions                     1.9        2.5        2.4         2.1        2.1     (24.0)     (9.5)
      Servicing and consulting fees                     2.3        2.9        2.3         2.3        2.8     (20.7)    (17.9)
      Subadvisor expense                                2.8        2.5        2.7         1.7        2.6      12.0       7.7
      Travel, entertainment, and training               2.2        2.6        2.6         1.9        1.7     (15.4)     29.4
      Originating and processing fees                   2.8        2.8        2.8         2.7        2.2        --      27.3
      Other expense                                     9.9       10.0       10.2        10.1        9.6      (1.0)      3.1
--------------------------------------------------------------------------------------------------------
         Total other noninterest expense               21.9       23.3       23.0        20.8       21.0      (6.0)      4.3
                                                     ---------------------------------------------------
      Total noninterest expense                        97.5       94.5       93.5        91.7       90.3       3.2       8.0
                                                     ---------------------------------------------------
      Income before income taxes and minority
         interest                                      68.5       70.8       67.0        61.0       61.6      (3.2)     11.2
Applicable income taxes                                24.3       24.3       24.1        22.4       22.4        --       8.5
--------------------------------------------------------------------------------------------------------
      Net income before minority interest              44.2       46.5       42.9        38.6       39.2      (4.9)     12.8
Minority interest                                       0.1         --        0.1         0.1         --        --        --
--------------------------------------------------------------------------------------------------------
      Net income                                     $ 44.1     $ 46.5     $ 42.8      $ 38.5     $ 39.2      (5.2)     12.5
                                                     ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                             STATEMENT OF CONDITION

                                                                                                          % Change From
                                                                                                         ---------------
                                                Mar. 31,    Dec. 31,   Sept. 30,   June 30,   Mar. 31,    Prior    Prior
(in millions)                                     2006        2005       2005        2005       2005     Quarter    Year
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                        $   219.2   $   264.0   $   286.8   $  242.1   $  158.0    (17.0)    38.7
                                               -------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell             44.9        14.3        64.0       11.7      131.4    214.0    (65.8)
                                               -------------------------------------------------------
Investment securities:
   U.S. Treasury                                   157.3       181.6       157.4      131.3      144.5    (13.4)     8.9
   Government agencies                             374.0       390.3       368.8      372.0      308.3     (4.2)    21.3
   Obligations of state and political
      subdivisions                                  10.5        11.0        11.2       11.8       11.8     (4.5)   (11.0)
   Preferred stock                                  90.2        90.6        91.1       92.5       97.1     (0.4)    (7.1)
   Mortgage-backed securities                      806.4       852.1       913.9      915.4      946.5     (5.4)   (14.8)
   Other securities                                401.9       403.2       384.6      356.1      323.0     (0.3)    24.4
------------------------------------------------------------------------------------------------------
         Total investment securities             1,840.3     1,928.8     1,927.0    1,879.1    1,831.2     (4.6)     0.5
                                               -------------------------------------------------------
Loans:
   Commercial, financial, and
      agricultural                               2,445.9     2,461.3     2,465.9    2,462.3    2,476.6     (0.6)    (1.2)
   Real estate - construction                    1,411.9     1,233.9     1,098.9      969.2      886.4     14.4     59.3
   Mortgage - commercial                         1,245.4     1,223.9     1,239.4    1,234.2    1,218.1      1.8      2.2
------------------------------------------------------------------------------------------------------
      Total commercial loans                     5,103.2     4,919.1     4,804.2    4,665.7    4,581.1      3.7     11.4
                                               -------------------------------------------------------
   Mortgage - residential                          473.4       455.5       450.9      444.5      428.3      3.9     10.5
   Consumer                                      1,408.5     1,438.3     1,414.8    1,332.4    1,255.7     (2.1)    12.2
   Secured with liquid collateral                  553.9       584.8       622.9      610.5      594.5     (5.3)    (6.8)
------------------------------------------------------------------------------------------------------
         Total retail loans                      2,435.8     2,478.6     2,488.6    2,387.4    2,278.5     (1.7)     6.9
                                               -------------------------------------------------------
         Total loans net of unearned income      7,539.0     7,397.7     7,292.8    7,053.1    6,859.6      1.9      9.9
Reserve for loan losses                            (93.6)      (91.4)      (93.4)     (92.4)     (90.4)     2.4      3.5
------------------------------------------------------------------------------------------------------
         Net loans                               7,445.4     7,306.3     7,199.4    6,960.7    6,769.2      1.9     10.0
                                               -------------------------------------------------------
Premises and equipment                             148.7       147.6       147.2      148.4      148.4      0.7      0.2
Goodwill                                           348.5       348.3       344.3      343.6      336.9      0.1      3.4
Other intangibles                                   35.0        36.2        40.2       41.4       42.7     (3.3)   (18.0)
Other assets                                       182.6       187.3       189.5      168.2      161.8     (2.5)    12.9
------------------------------------------------------------------------------------------------------
         Total assets                          $10,264.6   $10,232.8   $10,198.4   $9,795.2   $9,579.6      0.3      7.2
                                               =======================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                  $   830.2   $ 1,014.8   $ 1,060.8   $  999.5   $1,012.4    (18.2)   (18.0)
   Interest-bearing:
      Savings                                      328.0       326.3       332.7      347.7      356.5      0.5     (8.0)
      Interest-bearing demand                    2,352.1     2,360.0     2,317.5    2,241.7    2,366.9     (0.3)    (0.6)
      Certificates under $100,000                  960.4       923.0       840.6      804.7      782.6      4.1     22.7
      Local certificates $100,000 and over         513.3       436.5       411.0      367.4      387.5     17.6     32.5
------------------------------------------------------------------------------------------------------
         Total core deposits                     4,984.0     5,060.6     4,962.6    4,761.0    4,905.9     (1.5)     1.6
      National certificates $100,000 and
         over                                    2,707.2     2,228.6     2,586.3    2,310.7    1,985.2     21.5     36.4
------------------------------------------------------------------------------------------------------
         Total deposits                          7,691.2     7,289.2     7,548.9    7,071.7    6,891.1      5.5     11.6
                                               -------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities
      sold under agreements to repurchase          984.2     1,355.6     1,104.4    1,163.5    1,215.5    (27.4)   (19.0)
   U.S. Treasury demand                              0.6        18.1        12.9       25.4        4.0    (96.7)   (85.0)
------------------------------------------------------------------------------------------------------
         Total short-term borrowings               984.8     1,373.7     1,117.3    1,188.9    1,219.5    (28.3)   (19.2)
                                               -------------------------------------------------------
Other liabilities                                  151.8       151.6       156.2      168.9      153.1      0.1     (0.8)
Long-term debt                                     393.2       400.4       403.1      412.2      400.3     (1.8)    (1.8)
------------------------------------------------------------------------------------------------------
         Total liabilities                       9,221.0     9,214.9     9,225.5    8,841.7    8,664.0      0.1      6.4
                                               -------------------------------------------------------
Minority interest                                    0.3         0.2         0.2        0.2        0.2     50.0     50.0
Stockholders' equity                             1,043.3     1,017.7       972.7      953.3      915.4      2.5     14.0
------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                             $10,264.6   $10,232.8   $10,198.4   $9,795.2   $9,579.6      0.3      7.2
                                               =======================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                         AVERAGE STATEMENT OF CONDITION

                                                                                                         % Change From
                                                  2006       2005        2005       2005       2005     ---------------
                                                 First       Fourth      Third      Second     First     Prior    Prior
(in millions)                                   Quarter     Quarter     Quarter    Quarter    Quarter   Quarter    Year
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                        $   208.0   $   237.8   $  229.6   $  222.9   $  226.5    (12.5)    (8.2)
                                               ------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell             17.5        40.2       52.9       21.0       20.2    (56.5)   (13.4)
                                               ------------------------------------------------------
Investment securities:
   U.S. Treasury                                   165.1       154.0      155.0      134.0      136.5      7.2     21.0
   Government agencies                             380.3       385.9      370.1      311.3      304.4     (1.5)    24.9
   Obligations of state and political
      subdivisions                                  10.5        11.1       11.3       11.8       11.9     (5.4)   (11.8)
   Preferred stock                                  91.4        90.0       92.5       94.4       99.3      1.6     (8.0)
   Mortgage-backed securities                      828.4       878.6      931.9      929.8      960.5     (5.7)   (13.8)
   Other securities                                403.2       387.4      369.2      346.0      328.1      4.1     22.9
-----------------------------------------------------------------------------------------------------
         Total investment securities             1,878.9     1,907.0    1,930.0    1,827.3    1,840.7     (1.5)     2.1
                                               ------------------------------------------------------
Loans:
   Commercial, financial, and agricultural       2,448.1     2,465.9    2,449.2    2,462.1    2,471.6     (0.7)    (1.0)
   Real estate - construction                    1,322.0     1,161.6    1,022.9      917.3      823.3     13.8     60.6
   Mortgage - commercial                         1,229.8     1,239.7    1,232.8    1,231.8    1,211.8     (0.8)     1.5
-----------------------------------------------------------------------------------------------------
         Total commercial loans                  4,999.9     4,867.2    4,704.9    4,611.2    4,506.7      2.7     10.9
                                               ------------------------------------------------------
   Mortgage - residential                          463.3       450.8      443.8      432.1      427.5      2.8      8.4
   Consumer                                      1,423.9     1,412.5    1,369.7    1,297.8    1,234.6      0.8     15.3
   Secured with liquid collateral                  558.2       614.4      610.0      597.5      600.7     (9.1)    (7.1)
-----------------------------------------------------------------------------------------------------
         Total retail loans                      2,445.4     2,477.7    2,423.5    2,327.4    2,262.8     (1.3)     8.1
                                               ------------------------------------------------------
         Total loans net of unearned income      7,445.3     7,344.9    7,128.4    6,938.6    6,769.5      1.4     10.0
Reserve for loan losses                            (90.4)      (93.5)     (91.6)     (89.4)     (89.0)    (3.3)     1.6
-----------------------------------------------------------------------------------------------------
         Net loans                               7,354.9     7,251.4    7,036.8    6,849.2    6,680.5      1.4     10.1
                                               ------------------------------------------------------
Premises and equipment                             148.5       147.6      148.2      149.5      150.2      0.6     (1.1)
Goodwill                                           348.3       344.4      344.2      339.8      337.0      1.1      3.4
Other intangibles                                   35.6        39.7       40.9       42.1       43.3    (10.3)   (17.8)
Other assets                                       180.3       172.1      181.9      172.7      175.2      4.8      2.9
-----------------------------------------------------------------------------------------------------
      Total assets                             $10,172.0   $10,140.2   $9,964.5   $9,624.5   $9,473.6      0.3      7.4
                                               ======================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                  $   763.5   $ 1,017.4   $1,016.4   $  973.8   $  959.3    (25.0)   (20.4)
   Interest-bearing:
      Savings                                      326.0       325.9      345.1      354.5      354.5       --     (8.0)
      Interest-bearing demand                    2,346.8     2,321.2    2,257.2    2,264.4    2,373.4      1.1     (1.1)
      Certificates under $100,000                  938.6       901.5      825.0      795.9      773.9      4.1     21.3
      Local certificates $100,000 and over         463.3       446.6      409.3      379.0      370.1      3.7     25.2
-----------------------------------------------------------------------------------------------------
         Total core deposits                     4,838.2     5,012.6    4,853.0    4,767.6    4,831.2     (3.5)     0.1
      National certificates $100,000 and
         over                                    2,647.7     2,475.4    2,500.6    2,302.0    1,940.4      7.0     36.5
-----------------------------------------------------------------------------------------------------
         Total deposits                          7,485.9     7,488.0    7,353.6    7,069.6    6,771.6       --     10.5
                                               ------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities
      sold under agreements to repurchase        1,082.0     1,098.0    1,056.7    1,034.1    1,197.9     (1.5)    (9.7)
   U.S. Treasury demand                             11.7         7.7       12.1       17.7        8.5     51.9     37.6
-----------------------------------------------------------------------------------------------------
         Total short-term borrowings             1,093.7     1,105.7    1,068.8    1,051.8    1,206.4     (1.1)    (9.3)
                                               ------------------------------------------------------
Other liabilities                                  166.7       163.3      170.9      163.7      170.4      2.1     (2.2)
Long-term debt                                     399.0       400.0      408.7      405.9      407.3     (0.3)    (2.0)
-----------------------------------------------------------------------------------------------------
         Total liabilities                       9,145.3     9,157.0    9,002.0    8,691.0    8,555.7     (0.1)     6.9
                                               ------------------------------------------------------
Minority interest                                    0.3         0.2        0.3        0.2        0.1     50.0    200.0
Stockholders' equity                             1,026.4       983.0      962.2      933.3      917.8      4.4     11.8
-----------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                             $10,172.0   $10,140.2   $9,964.5   $9,624.5   $9,473.6      0.3      7.4
                                               ======================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                                YIELDS AND RATES

                                                     2006       2005       2005       2005       2005
                                                     First     Fourth      Third     Second      First
YIELDS/RATES (TAX-EQUIVALENT BASIS)                 Quarter    Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                4.11%      4.02%      3.45%      2.88%      2.16%

U.S. Treasury                                          3.33       3.22       3.13       3.06       2.67
Government agencies                                    4.00       3.98       3.89       3.84       3.92
Obligations of state and political subdivisions        8.77       8.78       8.76       8.71       8.76
Preferred stock                                        7.60       7.58       7.58       7.82       7.04
Mortgage-backed securities                             4.17       4.10       4.02       4.07       4.09
Other securities                                       5.52       5.32       4.84       4.55       4.12
TOTAL INVESTMENT SECURITIES                            4.53       4.44       4.27       4.27       4.14

Commercial, financial, and agricultural                7.24       6.80       6.32       5.86       5.46
Real estate - construction                             7.90       7.39       6.94       6.42       6.06
Mortgage - commercial                                  7.34       6.96       6.55       6.13       5.82
TOTAL COMMERCIAL LOANS                                 7.44       6.97       6.51       6.04       5.66

Mortgage - residential                                 5.84       5.82       5.99       5.90       5.87
Consumer                                               6.85       6.60       6.43       6.28       6.13
Secured with liquid collateral                         5.89       5.38       4.89       4.40       3.90
TOTAL RETAIL LOANS                                     6.44       6.16       5.96       5.73       5.49

TOTAL LOANS                                            7.11       6.70       6.32       5.93       5.60

TOTAL EARNING ASSETS                                   6.58       6.22       5.87       5.58       5.28

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                0.32       0.30       0.28       0.25       0.25
Interest-bearing demand                                1.02       0.95       0.90       0.82       0.77
Certificates under $100,000                            3.27       2.96       2.64       2.39       2.17
Local certificates $100,000 and over                   3.89       3.53       3.04       2.70       2.47
CORE INTEREST-BEARING DEPOSITS                         1.81       1.64       1.45       1.29       1.16

National certificates $100,000 and over                4.47       4.01       3.51       3.03       2.47
TOTAL INTEREST-BEARING DEPOSITS                        2.86       2.55       2.26       1.94       1.60

Federal funds purchased and securities sold
   under agreements to repurchase                      4.19       3.80       3.37       2.93       2.55
U.S. Treasury demand                                   4.21       4.22       3.41       2.62       2.06
TOTAL SHORT-TERM BORROWINGS                            4.20       3.80       3.37       2.92       2.55

Long-term debt                                         6.26       6.01       5.39       4.85       4.37
TOTAL INTEREST-BEARING LIABILITIES                     3.20       2.89       2.58       2.24       1.91

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS             2.81       2.48       2.21       1.92       1.64

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)             3.77       3.74       3.66       3.66       3.64

YEAR-TO-DATE NET INTEREST MARGIN                       3.77       3.71       3.65       3.65       3.64

Prime rate                                             7.43       6.97       6.42       5.91       5.44

Tax-equivalent net interest income (in millions)   $   88.3   $   88.5   $   84.7   $   81.0   $   78.5

AVERAGE EARNING ASSETS                              9,341.7    9,292.1    9,111.3    8,786.9    8,630.4

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                            SUPPLEMENTAL INFORMATION

                                                                               Three Months Ended
                                                     ----------------------------------------------------------------------
                                                                                                             % Change From:
                                                                                                             --------------
                                                     Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,    Prior   Prior
                                                       2006       2005        2005       2005       2005     Quarter    Year
---------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                             $   0.65   $   0.69    $   0.63   $   0.57   $   0.58    (5.8)    12.1
   Diluted                                               0.64       0.67        0.62       0.56       0.57    (4.5)    12.3
Weighted average shares outstanding (in thousands)
   Basic                                               68,070     67,861      67,788     67,618     67,480
   Diluted                                             69,434     68,956      68,699     68,400     68,327
Net income as a percentage of:
   Average assets                                        1.76%      1.82%       1.70%      1.60%      1.68%
   Average stockholders' equity                         17.42      18.77       17.65      16.55      17.32

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                     $   27.2   $   26.0    $   26.3   $   26.0   $   26.5     4.6      2.6
Roxbury Capital Management                                3.5        3.3         3.2        3.0        2.8     6.1     25.0
Cramer Rosenthal McGlynn                                  9.7        8.9         8.5        7.8        7.2     9.0     34.7
----------------------------------------------------------------------------------------------------------
   Combined assets under management                  $   40.4   $   38.2    $   38.0   $   36.8   $   36.5     1.8     10.7
                                                     =====================================================

*    Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                     $  102.1   $  100.9    $   96.9   $   97.9   $   97.8     1.2      4.4

**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                          2,475      2,469       2,439      2,425      2,443

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                         $1,026.4   $  983.0    $  962.2   $  933.3   $  917.8     4.4     11.8
Period-end primary capital                            1,136.9    1,109.1     1,066.1    1,045.7    1,005.8     2.5     13.0
Per share:
   Book value                                           15.30      14.99       14.34      14.08      13.56     2.1     12.8
   Quarterly dividends declared                          0.30       0.30        0.30       0.30      0.285      --      5.3
   Year-to-date dividends declared                       0.30      1.185       0.885      0.585      0.285
Average stockholders' equity to assets                  10.09%      9.69%       9.66%      9.70%      9.69%
Total risk-based capital ratio                          12.72      12.36       12.20      11.98      12.14
Tier 1 risk-based capital ratio                          7.77       7.54        7.38       7.22       7.30
Tier 1 leverage capital ratio                            6.94       6.74        6.34       6.28       6.15

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                   $   93.6   $   91.4    $   93.4   $   92.4   $   90.4
Period-end nonperforming assets:
   Nonaccrual                                            35.5       39.3        49.9       54.2       39.5
   OREO                                                   0.2        0.2         0.2        0.2        0.2
   Renegotiated loans                                     4.9        4.7         4.8        4.9        5.1
Period-end past due 90 days                              10.1        4.1        14.9        2.9        3.2
Gross charge-offs                                         3.2        7.8         3.1        2.8        3.5
Recoveries                                                1.4        3.8         1.2        1.0        1.1
Net charge-offs                                           1.8        4.0         1.9        1.8        2.4
Year-to-date net charge-offs                              1.8       10.1         6.1        4.2        2.4
Ratios:
   Period-end reserve to loans                           1.24%      1.24%       1.28%      1.31%      1.32%
   Period-end non-performing assets to loans             0.54       0.60        0.75       0.84       0.65
   Period-end loans past due 90 days to total loans      0.13       0.06        0.20       0.04       0.05
   Net charge-offs to average loans                      0.02       0.05        0.03       0.03       0.04

INTERNAL RISK RATING
Pass                                                    97.20%     97.24%      96.96%     96.96%     96.91%
Watchlisted                                              1.97       1.96        2.00       2.00       1.95
Substandard                                              0.76       0.73        0.82       0.82       0.90
Doubtful                                                 0.07       0.07        0.22       0.22       0.24

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                  Three Months Ended
                                                -----------------------------------------------------
                                                Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,
(in millions)                                     2006       2005        2005       2005       2005
-----------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $81.0      $80.2       $77.6      $74.7      $71.3
   Provision for loan losses                      (3.8)      (1.9)       (2.7)      (3.8)      (2.8)
   Noninterest income                             11.9       12.5        14.2       12.2       12.3
   Noninterest expense                            38.9       39.3        39.8       36.9       36.1
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest     50.2       51.5        49.3       46.2       44.7

WEALTH ADVISORY SERVICES
   Net interest income                           $ 6.4      $ 6.4       $ 6.0      $ 5.4      $ 5.5
   Provision for loan losses                      (0.2)      (0.1)       (0.2)        --       (0.3)
   Noninterest income                             43.0       39.7        40.7       39.8       40.6
   Noninterest expense                            38.3       37.2        35.2       35.7       36.8
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest     10.9        8.8        11.3        9.5        9.0

CORPORATE CLIENT SERVICES
   Net interest income                           $ 2.9      $ 3.7       $ 2.7      $ 2.3      $ 2.9
   Provision for loan losses                        --         --          --         --         --
   Noninterest income                             23.1       22.8        21.3       20.4       20.0
   Noninterest expense                            20.3       18.0        18.5       19.1       17.4
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      5.7        8.5         5.5        3.6        5.5

AFFILIATE MANAGERS *
   Net interest income                           $(3.0)     $(2.8)      $(2.6)     $(2.3)     $(2.1)
   Provision for loan losses                        --         --          --         --         --
   Noninterest income                              4.7        4.8         3.5        4.0        4.5
   Noninterest expense                              --         --          --         --         --
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      1.7        2.0         0.9        1.7        2.4

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $87.3      $87.5       $83.7      $80.1      $77.6
   Provision for loan losses                      (4.0)      (2.0)       (2.9)      (3.8)      (3.1)
   Noninterest income                             82.7       79.8        79.7       76.4       77.4
   Noninterest expense                            97.5       94.5        93.5       91.7       90.3
                                                 --------------------------------------------------
      Income before taxes & minority interest    $68.5      $70.8       $67.0      $61.0      $61.6
                                                 ==================================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the restatement for the adoption of stock-based compensation.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2006

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                          Three Months Ended
                                                -------------------------------------
                                                Mar. 31,   Mar. 31,      $        %
(in millions)                                     2006       2005     Change   Change
-------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $81.0      $71.3     $ 9.7     13.6%
   Provision for loan losses                      (3.8)      (2.8)      1.0     35.7
   Noninterest income                             11.9       12.3      (0.4)    (3.3)
   Noninterest expense                            38.9       36.1       2.8      7.8
------------------------------------------------------------------------------------
      Income before taxes & minority interest     50.2       44.7       5.5     12.3

WEALTH ADVISORY SERVICES
   Net interest income                           $ 6.4      $ 5.5     $ 0.9     16.4%
   Provision for loan losses                      (0.2)      (0.3)     (0.1)   (33.3)
   Noninterest income                             43.0       40.6       2.4      5.9
   Noninterest expense                            38.3       36.8       1.5      4.1
------------------------------------------------------------------------------------
      Income before taxes & minority interest     10.9        9.0       1.9     21.1

CORPORATE CLIENT SERVICES
   Net interest income                           $ 2.9      $ 2.9     $  --       --%
   Provision for loan losses                        --         --        --       --
   Noninterest income                             23.1       20.0       3.1     15.5
   Noninterest expense                            20.3       17.4       2.9     16.7
------------------------------------------------------------------------------------
      Income before taxes & minority interest      5.7        5.5       0.2      3.6

AFFILIATE MANAGERS *
   Net interest income                           $(3.0)     $(2.1)    $(0.9)   (42.9)%
   Provision for loan losses                        --         --        --       --
   Noninterest income                              4.7        4.5       0.2      4.4
   Noninterest expense                              --         --        --       --
------------------------------------------------------------------------------------
      Income before taxes & minority interest      1.7        2.4      (0.7)   (29.2)

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $87.3      $77.6     $ 9.7     12.5%
   Provision for loan losses                      (4.0)      (3.1)      0.9     29.0
   Noninterest income                             82.7       77.4       5.3      6.8
   Noninterest expense                            97.5       90.3       7.2      8.0
------------------------------------------------------------------------------------
      Income before taxes & minority interest    $68.5      $61.6     $ 6.9     11.2
                                                 ===================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the restatement for the adoption of stock-based compensation.